Exhibit 99.1

Teletouch Reports Financial Results for Third Quarter 2005

    TYLER, Texas--(BUSINESS WIRE)--April 22, 2005--Teletouch Communications, Inc. (AMEX:TLL) today reported on its results for the third quarter and nine months ended February 28, 2005. Total revenue for the third quarter was down approximately 10.4% to $5.9 million compared with $6.6 million in the third quarter of fiscal 2004. Cash and Cash Equivalents were significantly improved at $1.1 million as of the end of the third quarter from $0.3 million in the comparable 2004 period.
    Total Paging revenues for the third quarter 2005 declined 19.4% to $4.5 million compared with $5.6 million in the third quarter 2004.
Two-way radio service and product sales increased 53% to approximately
$1.3 million compared with approximately $0.8 million in the third quarter of last year. Telemetry service and product sales totaled
$42,000 in the third quarter of fiscal 2005 compared with $86,000 in the same quarter the prior year, with recurring telemetry service revenues increasing roughly 42.3% to $37,000 for the quarter from $26,000 in the prior year period.
    Teletouch recorded an operating loss of $669,000 for the latest quarter compared with an operating loss of $492,000 in the third quarter of fiscal 2004. The increased operating loss during the third quarter was primarily due to the $988,000 decline in Service, Rent and Maintenance Revenue for the period, primarily due to anticipated losses in paging subscribers. The decline in pager revenue and the resulting impact on operating losses were offset by significant reductions in 2005 operating expenses of $507,000, as compared to the same period in 2004.
    Net loss applicable to common stockholders was $537,000 in the third quarter of fiscal 2005 compared with net loss applicable to common stockholders of $435,000 in the third quarter of fiscal 2004.
Net loss per share was $0.12 for the current quarter compared with a net loss per share of $0.10 in the same period of the prior year.
    Discussing the third quarter financial results, Teletouch CEO, T.
A. "Kip" Hyde, Jr. stated, "We continue to show strong gains in the two-way radio business segment. While these gains are not sufficient to offset the continuing decline in recurring pager service revenues, we have continued to firmly manage our overhead and operating expenses and maintain cash-on-hand at about a million dollars. In fact, we continue to reduce our expenses to align with the reduction in revenues, with Selling, General and Administrative expenses down 10.7% from the same period last year.
    "Our telemetry and GPS-location based products and services group has been slower than anticipated to generate substantial revenue. But, our sales efforts continue to show promise and we are hopeful of achieving significant sales in this business unit. In addition, we continue to work through the due diligence and financing issues for the two previously announced security business acquisitions."
    Hyde continued, "As further discussed in the latest Quarterly
Report on Form 10-Q, `Item 5. Other Events,' the Company recently received two comment letters from the Securities and Exchange
Commission (the "SEC") requesting additional clarification on accounting issues primarily related to the Company's debt restructuring roughly three years ago. Given the complexity of the accounting involved in that transaction, we did not believe it unusual or unreasonable to receive this type of comment letter. In March 2005, we responded to the SEC's initial letter. On April 8th, we received a second comment letter in response to our March response letter. As a result, we briefly delayed the filing of our third quarter report pending our review, in conjunction with our auditors, of the additional comments received. Based on our assessment of those comments, we do not believe the Company's third quarter results will be materially affected and therefore filed our quarterly report."
    Hyde concluded, "In light of the SEC comment letter response process, we have also elected to delay our Annual Shareholders
Meeting. As we are in the process of responding to the April 8th letter, the Company's Board of Directors has not set new record or meeting dates pending the SEC's review of our preliminary proxy disclosures. Once we have received SEC clearance, the Company will set new meeting and record dates for the Annual Shareholders Meeting."

    About Teletouch

    Teletouch offers telemetry and GPS-location based mobile asset monitoring, cellular, two-way radio communications and wireless messaging services throughout the United States. Teletouch's common stock is traded on the American Stock Exchange under stock symbol:
TLL. Additional business and financial information on Teletouch is available at www.Teletouch.com.

    All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption "Additional Factors That May Affect Our Business" in the Company's most recent Form 10-K and 10-Q filings. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.



                    TELETOUCH COMMUNICATIONS, INC.
                         Financial Highlights
         (In thousands, except shares and per share amounts)

                            Three Months Ended     Nine Months Ended
                            Feb. 28,   Feb. 29,   Feb. 28,   Feb. 29,
                             2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Operating revenues:
 Service, rent and
  maintenance revenue         $4,795     $5,783    $15,231    $17,816
 Product sales                 1,073        769      3,455      2,240
                           ---------- ---------- ---------- ----------
     Total operating
      revenues                 5,868      6,552     18,686     20,056
                           ---------- ---------- ---------- ----------

Operating expenses:
 Cost of service, rent and
  maintenance (exclusive
  of depreciation and
  amortization included
  below)                       2,690      2,772      8,209      8,284
 Cost of products sold           917        691      3,120      1,885
 Selling and general and
  administrative               2,125      2,379      6,152      6,849
 Depreciation and
  amortization                   784        904      2,518      2,858
 Loss (gain) on disposal
  of assets                       21        298        (30)       365
                           ---------- ---------- ---------- ----------
     Total operating
      expenses                 6,537      7,044     19,969     20,241
                           ---------- ---------- ---------- ----------
Operating loss                  (669)      (492)    (1,283)      (185)

Interest expense, net           (121)       (91)      (332)      (276)
                           ---------- ---------- ---------- ----------

Loss before income taxes        (790)      (583)    (1,615)      (461)
Income tax benefit              (253)      (148)      (492)       (77)
                           ---------- ---------- ---------- ----------

Net loss                       $(537)     $(435)   $(1,123)     $(384)
                           ========== ========== ========== ==========

Loss per share:
  Basic                       $(0.12)    $(0.10)    $(0.25)    $(0.08)
                           ========== ========== ========== ==========
  Diluted                     $(0.12)    $(0.10)    $(0.25)    $(0.08)
                           ========== ========== ========== ==========

Weighted average number of
 common shares outstanding:
  Basic                    4,546,980  4,546,980  4,546,980  4,546,980
                           ========== ========== ========== ==========
  Diluted                  4,546,980  4,546,980  4,546,980  4,546,980
                           ========== ========== ========== ==========


                    TELETOUCH COMMUNICATIONS, INC.
                  Selected Balance Sheet Highlights
                            (In thousands)

                                            Feb. 28, 2005  May 31,2004
                                            ------------- ------------

Cash and cash equivalents                         $1,129          $72
Current portion of long-term debt                     72           45
Long-term debt, net of current portion               115          448


    CONTACT: Teletouch Communications, Inc., Tyler
             Thomas A. "Kip" Hyde, Jr., 817-654-6225